UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Equus Total Return, Inc.

(Name of Registrant as Specified in its Charter)
J. Philip Ferguson
Lance T. Funston
John D. White
Charles R. Ofner
Dr. Francis D. Tuggle
John P. Wade
Dr. Charles M. Boyd
Jonathan H. Godshall
Paula T. Douglass
Sam P. Douglass
Douglass Trust IV - FBO S. Preston Douglass, Jr.
Douglass Trust IV - FBO Brooke Douglass
Tiel Trust FBO Sam P. Douglass
Tiel Trust FBO Paula T. Douglass

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THE COMMITTEE TO ENHANCE EQUUS
THE CURRENT MAJORITY OF THE BOARD MUST THINK
STOCKHOLDERS HAVE FORGOTTEN ABOUT A 65% DECLINE IN
STOCKHOLDER VALUE—PROVE THEM WRONG BY
REMEMBERING TO
VOTE THE GOLD CARD TODAY
April 23, 2010
Dear Fellow Equus Stockholder,
     The current five-member majority of the Board, which we refer to as the “Holdover 5,” must have little regard for stockholders’ recollection of the value destruction Equus Total Return, Inc. has suffered over the past 5 years. During the time that Moore, Clayton Capital Advisors, Inc. (MCCA) was Equus’s investment adviser, beginning in June 2005, until Equus internalized its management, in June 2009, the stock price declined 61%. From June 30, 2005 to March 26, 2010 (the last trading day before members of our Committee announced their intention to launch a proxy contest), Equus’s stock price declined 65%. The chart below serves as a sad reminder that stockholders have suffered greatly in terms of lost share value. You do not deserve more of the same.
65% DECLINE IN STOCKHOLDER VALUE
     Now Kenneth Denos, the CEO of MCC Global N.V., MCCA’s parent company, together with other directors who were nominated by MCCA, are attempting to entrench themselves and also pack the Board with four new nominees, who were introduced to Equus by MCC Global and nominated by Kenneth Denos. These four new nominees “represent” a single stockholder and were not properly vetted. The Committee to Enhance Equus’s goal of electing our nine, highly qualified nominees to the Board and our sole reason for running this campaign is to restore the successful past 25-year investment philosophy and creation of value that stockholders deserve. The Committee has put personal funds of its members at risk in conducting this proxy contest.

VOTE THE GOLD CARD TODAY
     There are just a few short weeks until the 2010 annual meeting of Equus Total Return, Inc. At the meeting, stockholders will have the opportunity to decide Equus’s course and the future of their investment by electing the nine, experienced and knowledgeable Board nominees proposed by The Committee to Enhance Equus. These nominees are J. Philip Ferguson, Lance T. Funston, John D. White, Charles R. Ofner, John P. Wade, Jonathan H. Godshall, Paula T. Douglass, Dr. Francis D. Tuggle and Dr. Charles M. Boyd.
     The Committee recently mailed, to all stockholders, our proxy statement detailing the backgrounds of our nine, highly-qualified nominees. The information in our proxy statement speaks for itself, and all stockholders are urged to read it thoroughly to be fully informed. The Committee’s nominees bring a wealth of experience and will provide ALL Equus stockholders the best opportunity to recoup the value destroyed during MCCA’s tenure as Equus’s investment adviser. The status quo is not sustainable, and your investment deserves better. We urge all stockholders to return their GOLD proxy cards today to bring stability and place Equus on a real, new course.
WE ARE STOCKHOLDERS OF EQUUS OWNING 11.4%
     Even as the Holdover 5 were mailing their proxy materials—doing so at great expense by delivering numerous packages via overnight courier—one of the five, Gregory Flanagan, liquidated over ONE-THIRD of his Equus holdings in the first two weeks of April. The Committee to Enhance Equus currently OWNS approximately 11.4% of Equus, and we are not selling our shares.
     In another letter to stockholders, the Holdover 5 places a great deal of importance on the fact that their four new nominees “represent” the single largest stockholder of Equus. However, none of these four individuals own a single share of Equus personally. Moreover, the Committee believes that it would be imprudent and unfair to all other stockholders to have the interests of one stockholder, who owns less than 10% of the outstanding shares, to be grossly overrepresented on the Board, with its “representatives” seeking to occupy more than 40% of the seats on your Board.
     The Holdover 5 and these four new nominees personally own only one-half of one percent of Equus, yet they attempt to claim that their interests are aligned with yours. Our nominees personally own more than 10 times the number of shares that the Holdover 5 and their additional nominees own. Our nominees face the same risks to their investment that you do. Please vote the GOLD proxy card today.
EQUUS’S STOCK PRICE DECLINED 61% DURING MR. DENOS’ TENURE AS
EQUUS’S CEO
     Mr. Denos, a member of the Holdover 5, was Equus’s CEO from August 2007 until MCCA’s agreement was not renewed in June 2009, during which time Equus’s stock price declined approximately 61%. Mr. Denos also held the positions of CEO and President of MCCA from May 2008 until June 2009, a time period which saw Equus’s stock price decline 53%. Yet, despite these poor results, MCCA was nevertheless paid normal investment, administrative and incentive fees totaling approximately $12 million pursuant to its administrative and investment adviser agreements. Mr. Denos has been since 2006 and still continues to be the CEO of

MCCA’s parent company, MCC Global—a company which has traded in a 52-week price range of €0.001 - €0.003 (German stock exchanges symbol: IFQ2). Further, Mr. Denos, MCC Global and certain of its affiliates have disclosed that secured creditors foreclosed on 531,680 of the shares of Equus stock owned by MCC Global affiliates.
     Since June 2005, Equus has had six chairmen of the Board and three CEOs. None of these CEOs has had prior executive fund management experience. Stockholders deserve someone who is not getting on-the-job training at their company. The Board internalized the management of Equus in June 2009, replacing MCCA. After replacing MCCA, and despite persistent efforts by Sam Douglass, a Committee member, no formal search process was conducted to identify a suitable, experienced outside candidate to act as CEO. Instead, the Holdover 5 appointed one of their own to act as CEO, and the poor results of this choice are reflected in further deep declines in stock price and net asset value. Since February 2010, Equus has not had a CEO or President. The decline in stockholder value is a symptom of the instability that has plagued Equus under MCCA and the Holdover 5. It is time to cut ties with MCC Global, MCCA, Mr. Denos and his bloc of directors.
HOLDOVER 5 REVIEW “PROCESS” FAILS TO UNCOVER PUBLIC LEGAL
PROCEEDINGS INVOLVING ONE OF THEIR NOMINEES
     We describe in our April 15 proxy statement the hasty and substandard manner in which the Holdover 5 nominated the additional four candidates on their slate. That “process” appears to have been so lacking that it failed to discover legal proceedings involving Alessandro Benedetti, one of their nominees, that can be located using rudimentary internet searches. Had this basic form of due diligence been conducted prior to Mr. Benedetti’s nomination, it would have revealed that on June 15, 2009, Mr. Justice Patten of the High Court of Justice Chancery Division of the United Kingdom, stated the following regarding Mr. Benedetti in the official transcript of his judgment:
“Mr Benedetti was himself the subject of a criminal investigation in connection with [Magnetofoni Castelli, a company] which led to his arrest on charges which included false accounting. He entered into a plea bargain with the prosecuting authorities under which he entered a guilty plea and accepted a sentence of imprisonment. Although when asked about this in cross-examination he suggested that this did not amount to and should not be treated as a criminal conviction, it seems obvious to me that the opposite is the case.” (emphasis added)
     We believe that you are entitled to a thorough and proper vetting of the directors to whom you entrust your company. Do not leave your investment in the hands of the Holdover 5 and their four new nominees. Vote the GOLD proxy card today.
HOLDOVER 5 ALLEGATIONS REGARDING PORTFOLIO COMPANY
CONTRADICT THEIR OWN DISCLOSURE
     In the Holdover 5’s most recent letter to stockholders, they make claims regarding a default on a $2.2 million loan extended to Trulite, Inc., an Equus portfolio company, and claim that two Committee members are not “pressing for collection and recovery” of such amounts from Trulite. But the Holdover 5, as the majority of the current board, have already decided to allow Trulite to remain in default on this loan for the time being. Equus’s recent Annual Report on Form 10-K for the fiscal year ended December

31, 2009, filed with the Securities and Exchange Commission on March 31, 2010, states clearly, with respect to the outstanding $2.2 million loan to Trulite, that “a default exists to allow Trulite to complete ongoing negotiations related to current financing activities.” Each and every member of the Holdover 5 signed this Form 10-K acknowledging this ongoing default and the purpose for it. The Committee struggles to see how publicly complaining about an acknowledged arrangement regarding a significant investment fosters a profitable relationship with a portfolio company or, more importantly, how it enhances your value as an Equus stockholder. The Holdover 5’s ill-considered allegations demonstrate, we believe, their lack of business acumen and respect for Equus and its investments.
THE COMMITTEE’S NOMINEES HAVE MORE EXPERIENCE AND ARE
BETTER QUALIFIED
     The Holdover 5 trumpet the foreign backgrounds of their nominees, but we see no reason why significant foreign representation on the Equus board would be of particular benefit to our stockholders. The vast majority of our investments are domestic in nature and are best managed by those with the experience and qualifications to do so. Having a significant number of foreign directors is also more expensive and less efficient because of, among other things, increased costs associated with foreign travel and communication and time changes hindering effective and efficient decision making. Notably and memorably, when MCCA originally became Equus’s investment adviser, they touted a foreign investment strategy. Now, the Holdover 5’s “silver bullet” also appears to be premised on this same claim.
     With only one exception, the Holdover 5 nominees do not currently hold, and have not held in the past five years, a single directorship of a domestic public company or an investment company. Our nominees’ current service on the Boards of several public companies stands in stark contrast.
     Our nominees have the right blend of qualifications and experience to help reverse the course of Equus. For example, from 2000 to 2007, J. Philip Ferguson held the positions of Chairman, President, Chief Investment Officer and Senior Investment Officer, at various times, of AIM Capital Management, Inc., the successor to which is part of the Invesco, Ltd. (NYSE: IVZ) family of companies. During his time with AIM Capital Management, Mr. Ferguson oversaw the growth of that company to over $100 billion in assets under management. We urge you to read more about Mr. Ferguson and our nominees and their qualifications in our proxy statement.

THE DECLINE IN NET ASSET VALUE AT EQUUS NEEDS TO BE REVERSED
NOW
     Equus’s net asset value has also deteriorated substantially, declining almost 28% while MCCA served as investment adviser and approximately 37% in 2009 alone. (See “Reasons for Solicitation” in our definitive proxy statement for comparative data.) Stockholders’ choice of the right nominees at this year’s annual meeting is critical to reversing this downward trend. Vote the GOLD card today to send the Holdover 5 a clear message that their mismanagement of your Company will not be tolerated any longer. It is time for them to go.
WE URGE YOU TO VOTE THE GOLD PROXY CARD TODAY
     We encourage you to read our proxy statement, which is available at no cost at www.ourmaterials.com/enhanceequus. We look forward to continuing to speak to many of you during the course of this campaign, and hope that we can count on your support.
     If you have any questions, or need assistance voting your GOLD proxy card, please contact MacKenzie Partners, Inc., which is assisting us in this solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect) or by email at enhanceequus@mackenziepartners.com. You may also be able to vote by telephone or internet by following the instructions on the enclosed vote form.
Sincerely,
THE COMMITTEE TO ENHANCE EQUUS
THE COMMITTEE TO ENHANCE EQUUS HAS FILED A DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE SOLICITATION OF PROXIES FOR USE AT EQUUS TOTAL RETURN, INC.’S ANNUAL MEETING, INCLUDING INFORMATION RELATING TO THE COMMITTEE, OUR NOMINEES AND THE PARTICIPANTS IN THIS SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE TO EQUUS STOCKHOLDERS FROM THE PARTICIPANTS AT NO CHARGE AT WWW.OURMATERIALS.COM/ENHANCEEQUUS AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 15, 2010.

If you have questions or need assistance voting the GOLD proxy card please contact:

105 Madison Avenue
New York, New York 10016
enhanceequus@mackenziepartners.com
(212) 929-5500 (Call Collect)
or
CALL TOLL-FREE (800) 322-2885